Exhibit 99.1

Manitex International, Inc. Announces Pricing for Sale of Half of its ASV Shares

in an Underwritten Public Offering

BRIDGEVIEW, Il., May 12, 2017 — Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and lifting equipment, today announced that it has priced its sale of 2 million shares of ASV Holdings, Inc., (formerly A.S.V., LLC, “ASV”) in an underwritten public offering.

Manitex will receive net proceeds of approximately $13 million, and after the sale, will retain a minority ownership interest in ASV of 2.1 million shares.

Manitex will use the proceeds of the sale to repay debt. In addition, and as previously reported, as a result of this transaction, ASV will no longer be included in Manitex’s consolidated financial statements. This deconsolidation, together with Manitex’s debt repayment will result in a total reduction in Manitex debt of approximately $56 million.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, and other related industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Badger, Sabre, and Valla. Manitex owns a minority interest in ASV which manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
djlangevin@manitex.com	pseltzberg@darrowir.com